Chang G. Park, CPA, Ph. D.

 2667 CAMINO DEL RIO S. PLAZA B ( SAN DIEGO ( CALIFORNIA 92108-3707

 TELEPHONE (858)722-5953 / FAX (858) 761-0341 / FAX (858) 433-2979

 E-MAIL changgpark@gmail.com

December 11, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of November 14, 2008 on the audited financial statements of Virtual Closet, Inc. as of September 30, 2008, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

San Diego, CA. 92108

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board